PLS CPA, A PROFESSIONAL CORPORATION t4725 MERCURY STREET #210 tSAN DIEGO tCALIFORNIA 92111t tTELEPHONE (858)722-5953 tFAX (858) 761-0341  tFAX (858) 433-2979 tE-MAIL changgpark@gmail.com t

June 11, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 1 of our report dated April 5, 2012, relating to the financial statements of Ocean Electric Inc. as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011 and 2010 and for the period from January 10, 2006 (inception) to December 31, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.